EXHIBIT 21.1

SUBSIDIARIES OF FEDERAL DATA CORPORATION

                                 State of                  Doing
Subsidiaries                   Incorporated           Business Names
------------                   ------------           --------------


FDCT Corp.                      Delaware          FDCT Corp.

FDC Technologies, Inc.          Delaware          FDC Technologies, Inc.

DoxSys, Inc.                    Delaware          DoxSys, Inc.

VAD International, Inc.         Maryland          VAD International, Inc.

NYMA, Inc.                      Maryland          NYMA, Inc.

Sylvest Management                                Sylvest Management
 Systems Corporation            Maryland           Systems Corporation

R.O.W. Sciences, Inc.           Delaware          R.O.W. Sciences, Inc.

Technical and Management                          Technical and Management
 Assistance, Inc.               New Jersey         Assistance, Inc.